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                                                                   EXHIBIT 10.14

                                  April 5, 2006

Mr. James Parslow
99 Lea Avenue
Northbridge, MA 01534

Dear Jim:

     On behalf of World Energy Solutions, Inc. ("World Energy"), I wish to extend you an offer to join World Energy as Chief Financial Officer, reporting to Richard Domaleski, CEO. You will be employed to serve on a full-time basis beginning on a mutually agreed upon date.

     Your salary will be $5769.23 paid bi-weekly. You may participate in any and all bonus and benefit programs that we establish and make available to our employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Your bonus target is $50,000 annually, structured in 2006 as $25,000 based upon successful completion of the IPO and $25,000 based upon MBOs.

     Currently company benefits include health and dental insurance and long-term disability. Employees contribute a portion of the total cost toward the medical and dental insurance premiums. In addition, you are entitled to 15 days of accrued vacation per calendar year, five (5) accrued sick days per calendar year and 10 paid holidays.

     Subject to the approval of our Board of Directors, you may be granted a non-statutory stock option under our 2003 Stock Incentive Plan (the "Plan") for the purchase of an aggregate of 450,000 shares of our common stock at a price per share equal to the fair market value at the time of Board approval. The option shall be subject to the terms of the Plan and our standard form option agreement.

     In accordance with federal immigration laws, employers are required to have new employees complete an "Employment Eligibility Verification Form" that proves eligibility for employment within the United States. Please refer to the attached "List of Acceptable Documents" in completing the employment eligibility verification form. Please bring the identification with you on your first day of employment or provide such documentation prior to your start date.

     If you are in agreement with this offer of employment, please sign below and return at your earliest convenience in the self-addressed stamped envelope. (A copy is enclosed for your files.) Also, please sign and return the enclosed Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement.

     You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for us, or which is in any way inconsistent with the terms of this letter.

     This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and World Energy remain free to terminate the employment relationship, for any reason, at any time, with or without notice. This offer will expire on April 11, 2006.

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James Parslow
Page 2
April 5, 2005

     If you have any questions or require additional information relating to any of the information presented in the offer of employment, please feel free to contact me or Jackie Merl at 508-459-8154. Jim, welcome aboard! I look forward to having you join our World Energy team.

                                        Very Truly Yours,


                                        By: /s/ Philip V. Adams
                                            ------------------------------------
                                            Philip V. Adams
                                            Chief Operating Officer

The foregoing correctly sets forth
the terms of my employment by World
Energy Solutions, Inc.


/s/ James Parslow                       April 10, 2006
-------------------------------------   Date
James Parslow

                                        ----------------------------------------
                                        Start Date

Attachments:
Copy of Offer Letter
Invention and Non-Disclosure Agreement
Non-Competition and Non-Solicitation Agreement
Self Addressed Envelope